News Release
International Paper Reports 2015 First-Quarter Earnings
Solid Results Driven by Strong Execution in Key Businesses
MEMPHIS, Tenn. – April 29, 2015 – International Paper (NYSE: IP) today reported first quarter 2015 net earnings attributable to common shareholders of $313 million ($0.74 per share) compared with net earnings of $134 million ($0.32 per share) in the fourth quarter of 2014 and a net loss of $95 million ($0.21 per share) in the first quarter of 2014. First quarter 2015 earnings included a $0.04 per share non-cash foreign exchange charge for the Ilim JV, as described below, compared with a $0.40 per share charge in the fourth quarter of 2014. First quarter 2014 earnings included a pre-tax charge of $495 million associated with the Courtland mill shutdown. Amounts in all periods include the impact of special items, if any, non-operating pension expense and discontinued operations.
Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014
Net Earnings	$0.74	$0.32	$(0.21)
Less – Discontinued Operations (Gain) Loss	—	0.02	0.01
Net Earnings (Loss) from Continuing Operations	0.74	0.34	(0.20)
Add Back – Net Special Items Expense	—	0.12	0.74
Add Back – Non-Operating Pension Expense	0.10	0.07	0.06
Operating Earnings*	$0.84	$0.53	$0.60

*	Operating Earnings is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense.
Operating Earnings were $357 million ($0.84 per share) in the first quarter of 2015, compared with $227 million ($0.53 per share) in the fourth quarter of 2014 and $260 million ($0.60 per share) in the first quarter of 2014.
Quarterly net sales were $5.5 billion in the first quarter of 2015 compared with $5.9 billion in the fourth quarter of 2014 and $5.7 billion in the first quarter of 2014.
Business segment operating profits before special items in the first quarter of 2015 were $623 million, compared with $694 million in the fourth quarter of 2014 and $570 million in the first quarter of 2014.
“International Paper delivered another strong quarter through good execution and cost management that resulted in increased margins,” said Mark Sutton, Chairman and Chief Executive Officer. "Our North American Packaging businesses, as well as our Ilim joint venture, performed very well. Looking ahead, we will continue to focus on long term value creation by generating strong free cash flow, making sound strategic investments and returning cash to shareholders."
SEGMENT INFORMATION
The performance of the Company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items. First quarter 2015 business segment operating profits and business trends compared with the prior quarter are as follows:

Industrial Packaging operating profits in the first quarter of 2015 were $468 million compared with $484 million ($379 million including special items) in the fourth quarter of 2014. In North America, solid operating performance was largely offset by seasonally lower box volume and lower export pricing. Higher planned maintenance outage costs were offset by lower input costs for energy and freight.
Printing Papers operating profits were $109 million in the first quarter of 2015 versus $155 million ($148 million including special items) in the fourth quarter of 2014. Earnings in North America for Paper and Pulp decreased due to slightly lower average sales prices and higher operating costs due to winter weather and other one-time expenses.  In addition, earnings in Brazil decreased due to seasonally lower sales volumes, continued weakness in the local economy and a less favorable mix.
Consumer Packaging operating profits were $46 million in the first quarter of 2015 compared with $55 million ($51 million including special items) in the fourth quarter of 2014. In North America, sales volume and input costs were favorable.  The business delivered another solid quarter of operations with some impact from winter weather and start-up issues following a planned maintenance outage.

International Paper recorded Ilim joint venture equity earnings of $39 million in the first quarter of 2015 compared with an equity loss of $136 million in the fourth quarter of 2014. With respect to Ilim’s U.S. dollar denominated net debt, the Company recognized a non-cash after-tax foreign exchange loss of $18 million in the first quarter of 2015 ($0.04 per share), compared with an after-tax loss of $171 million in the fourth quarter of 2014 ($0.40 per share), due primarily to foreign exchange movement in the U.S. dollar versus the Russian ruble. Business performance improved due to margin expansion associated with lower operating costs.
CORPORATE EXPENSES
Net corporate expenses, excluding non-operating pension expense, for the first quarter of 2015 were $9 million compared with $35 million in the fourth quarter of 2014. Corporate expenses in the fourth quarter of 2014 reflected $21 million for a non-cash foreign exchange charge related to administrative restructuring of some international entities.
EFFECTIVE TAX RATE
The effective tax rate before special items and non-operating pension expense for the first quarter of 2015 was 33%, compared with an effective tax rate of 30.5% in the fourth quarter of 2014. The principal reason for the lower rate in the fourth quarter of 2014 is the passage of the Tax Increase Prevention Act of 2014 in December of 2014 (the “Act”).  The Act retroactively restored several expired favorable business tax provisions, including the research and experimentation credit and the Subpart F controlled foreign corporation look-through exception.
EFFECTS OF SPECIAL ITEMS
There were no special items in the first quarter of 2015.
Special items in the fourth quarter of 2014 included a net pre-tax loss of $16 million ($10 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were pre-tax charges of $7 million ($4 million after taxes) for costs associated with the closure of our Courtland, Alabama mill, pre-tax charges of $4 million ($3 million after taxes) for costs related to our Brazil Packaging business, and pre-tax charges of $5 million ($3 million after taxes) for other items. Also included in special items were a pre-tax charge of $47 million ($36 million after taxes) for a loss on the sale of a business by ASG, in which we hold an investment, and the resulting impairment of our ASG investment, a pre-tax gain of $9 million ($5 million after taxes) for the sale of an investment, a charge of $100 million (before and after taxes) for the impairment of goodwill in the Company's Asia Industrial Packaging business, a tax benefit of $90 million related to an internal restructuring and a charge of $1 million (before and after taxes) for other items.
Special items in the first quarter of 2014 included a net pre-tax loss of $499 million ($305 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $495 million ($302 million after taxes) for costs associated with the closure of our Courtland, Alabama mill and net pre-tax charges of $4 million ($3 million after taxes) for other items. Special items also included pre-tax charges of $12 million ($7 million after taxes) for integration costs related to the Temple-Inland acquisition, a tax expense of $10 million related a state legislative change and a tax benefit of $1 million for other items.
DISCONTINUED OPERATIONS
As a result of the July 1, 2014 spin-off of the xpedx business, all prior year amounts have been adjusted to reflect xpedx as a discontinued operation. Previously reported information regarding the Distribution reportable segment has been excluded as this reportable segment was comprised solely of the xpedx business.

Discontinued operations in the fourth quarter of 2014 included a loss of $14 million ($9 million after taxes) related to the divestiture of the Building Products business. Discontinued operations in the first quarter of 2014 included the operating earnings of the xpedx businesses, pre-tax charges of $16 million ($10 million after taxes) for costs associated with the spin-off of the xpedx operations, pre-tax charges of $2 million ($0 million after taxes) for costs associated with the restructuring of the xpedx business and charges of $2 million (before and after taxes) associated with the divestiture of the Building Products business.
EARNINGS WEBCAST
The company will hold a webcast to review earnings at 9:00 a.m. ET / 8:00 a.m. CT today. All interested parties are invited to listen to the webcast live and view the slides to be presented at the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 19419153. Participants should call in no later than 8:45 a.m. ET (7:45 a.m. CT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 and when prompted for the conference ID, enter 19419153.
About International Paper
International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging along with uncoated papers and pulp. Headquartered in Memphis, Tenn., the company employs approximately 58,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2014 were $24 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; and (vii) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,			Three Months Ended December 31,
	2015	2014		2014
Net Sales	$5,517	$5,724		$5,943
Costs and Expenses
Cost of products sold	3,844	4,034		4,105
Selling and administrative expenses	406	428	(a)	462	(e)
Depreciation, amortization and cost of timber harvested	323	347		346
Distribution expenses	357	366		384
Taxes other than payroll and income taxes	44	46		43
Restructuring and other charges	—	499	(b)	16	(f)
Net losses on sales and impairment of businesses	—	—		38	(g)
Impairment of goodwill and other intangibles	—	—		100	(h)
Interest expense, net	137	143		142
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	406	(139)	(a,b)	307	(e-h)
Income tax provision (benefit)	130	(80)	(c)	34	(i)
Equity earnings (loss), net of taxes	35	(33)		(136)
Earnings (Loss) From Continuing Operations	311	(92)	(a-c)	137	(e-i)
Discontinued operations, net of taxes	—	(7)	(d)	(9)	(j)
Net Earnings (Loss)	311	(99)	(a-d)	128	(e-j)
Less: Net earnings (loss) attributable to noncontrolling interests	(2)	(4)		(6)
Net Earnings (Loss) Attributable to International Paper Company	$313	$(95)	(a-d)	$134	(e-j)
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.74	$(0.20)	(a-c)	$0.34	(e-i)
Discontinued operations	—	(0.01)	(d)	(0.02)	(j)
Net earnings (loss)	$0.74	$(0.21)	(a-d)	$0.32	(e-j)
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.74	$(0.20)	(a-c)	$0.34	(e-i)
Discontinued operations	—	(0.01)	(d)	(0.02)	(j)
Net earnings (loss)	$0.74	$(0.21)	(a-d)	$0.32	(e-j)
Average Shares of Common Stock Outstanding - Diluted	423.7	435.6		424.9
Cash Dividends Per Common Share	$0.4000	$0.3500		$0.4000
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$313	$(88)	(a-c)	$143	(e-i)
Discontinued operations, net of tax	—	(7)	(d)	(9)	(j)
Net earnings	$313	$(95)	(a-d)	$134	(e-j)
The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $12 million ($7 million after taxes) for integration costs associated with the acquisition of Temple-Inland.

(b)
Includes a pre-tax charge of $495 million ($302 million after taxes) for costs associated with the shutdown of our Courtland mill, and a net pre-tax charge of $4 million ($3 million after taxes) for other items.

(c)	Includes a tax expense of $10 million associated with a state legislative change and a tax benefit of $1 million for other items.

(d)
Includes the operating earnings of the xpedx business, a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the spin-off of the xpedx operations, a pre-tax charge of $2 million ($0 million after taxes) for costs associated with the restructuring of the xpedx operations, and a charge of $2 million (before and after taxes) associated with the Building Products divestiture.

(e)	Includes a charge of $1 million (before and after taxes) for integration costs associated with the acquisition of Temple-Inland.

(f)
Includes a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the shutdown of our Courtland mill, a pre-tax charge of $4 million ($3 million after taxes) for integration costs associated with our Brazil Packaging business, and a net pre-tax charge of $5 million ($3 million after taxes) for other items.

(g)
Includes a pre-tax charge of $47 million ($36 million after taxes) for a loss on the sale of a business by ASG, in which we hold an investment, and the resulting impairment of our ASG investment, and a pre-tax gain of $9 million ($5 million after taxes) related to the sale of an investment.

(h)	Includes a charge of $100 million (before and after taxes) for a goodwill impairment charge related to our Asia Industrial Packaging business.

(i)	Includes a tax benefit of $90 million associated with internal restructuring.

(j)	Includes a pre-tax loss of $14 million ($9 million after taxes) related to the Building Products divestiture.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Earnings to Net Earnings
Attributable to International Paper Company
Preliminary and Unaudited
(In millions except for per share amounts)

	Three Months Ended March 31,			Three Months Ended December 31,
	2015	2014		2014
Operating Earnings	$357	$260		$227
Non-Operating Pension	(44)	(27)		(32)
Special Items	—	(321)	(a)	(52)	(b)
Earnings (Loss) from Continuing Operations, including non-controlling interest	313	(88)		143
Discontinued operations	—	(7)	(c)	(9)	(d)
Net Earnings (Loss) as Reported Attributable to International Paper Company	$313	$(95)		$134

	Three Months Ended March 31,			Three Months Ended December 31,
Diluted Earnings per Common Share	2015	2014		2014
Operating Earnings Per Share	$0.84	$0.60		$0.53
Non-Operating Pension	(0.10)	(0.06)		(0.07)
Special Items	—	(0.74)		(0.12)
Continuing Operations	0.74	(0.20)		0.34
Discontinued operations	—	(0.01)		(0.02)
Diluted Earnings per Common Share as Reported	$0.74	$(0.21)		$0.32
Notes:

(a)	See footnotes (a) - (c) on the Consolidated Statement of Operations

(b)	See footnotes (e) - (i) on the Consolidated Statement of Operations

(c)	See footnote (d) on the Consolidated Statement of Operations

(d)	See footnote (j) on the Consolidated Statement of Operations

(1)
The Company calculates Operating Earnings by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Industry Segment
Preliminary and Unaudited
(In Millions)
Sales by Industry Segment

	Three Months Ended March 31,			Three Months Ended December 31,
	2015	2014		2014
Industrial Packaging	$3,553	$3,693		$3,697
Printing Papers	1,228	1,406		1,440
Consumer Packaging	778	829		855
Corporate and Inter-segment Sales	(42)	(204)		(49)
Net Sales	$5,517	$5,724		$5,943
Operating Profit by Industry Segment
	Three Months Ended March 31,			Three Months Ended December 31,
	2015	2014		2014
Industrial Packaging	$468	$453	(a)	$379	(a)
Printing Papers	109	(410)	(b)	148	(b)
Consumer Packaging	46	17	(c)	51	(c)
Operating Profit	623	60		578
Interest expense, net	(137)	(143)		(142)
Noncontrolling interest/equity earnings adjustment (d)	1	0		(2)
Corporate items, net	(9)	(11)		(35)
Restructuring and other charges	—	(1)		(1)
Gain (loss) on sales/ impairment of businesses	—	—		(38)
Non-operating pension expense	(72)	(44)		(53)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$406	$(139)		$307
Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$39	$(31)		$(136)

(a)
Includes a charge of $100 million for the three months ended December 31, 2014 for a goodwill impairment related to our Asia Industrial Packaging operations, charges of $12 million and $1 million for the three months ended March 31, 2014 and December 31, 2014, respectively, for integration costs associated with the acquisition of Temple-Inland, charges of $2 million and $4 million for the three months ended March 31, 2014 and December 31, 2014, respectively, associated with our Brazil Packaging business, charges of $1 million and $3 million for the three months ended March 31, 2014 and December 31, 2014, respectively, related to the restructuring of our Asia box operations, and gains of $1 million and $3 million for the three months ended March 31, 2014 and December 31, 2014, respectively, for other items.

(b)	Includes charges of $495 million and $7 million for the three months ended March 31, 2014 and December 31, 2014, respectively, for costs associated with the shutdown of our Courtland Mill.

(c)	Includes charges of $1 million and $4 million for the three months ended March 31, 2014 and December 31, 2014, respectively, for costs associated with the Coated Paperboard sheet plant closures.

(d)
Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
(In millions)

	Three Months Ended March 31, 2015
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$468	$109	$46	$623
Special Items (a)	—	—	—	—
Operating Profit as Reported	$468	$109	$46	$623

	Three Months Ended March, 2014
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$467	$85	$18	$570
Special Items (a)	(14)	(495)	(1)	(510)
Operating Profit as Reported	$453	$(410)	$17	$60

	Three Months Ended December 31, 2014
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$484	$155	$55	$694
Special Items (a)	(105)	(7)	(4)	(116)
Operating Profit as Reported	$379	$148	$51	$578

(a)	See footnotes (a) - (c) on Sales and Earnings by Industry Segment

(1) The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Industrial Packaging (In thousands of short tons)
Corrugated Packaging	2,500	2,516	2,588
Containerboard	774	746	771
Recycling	590	604	609
Saturated Kraft	37	47	43
Gypsum /Release Kraft	36	37	39
Bleached Kraft	5	7	5
EMEA Industrial Packaging	347	351	356
Asian Box	86	93	113
Brazilian Packaging	72	79	80
Industrial Packaging	4,447	4,480	4,604
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	466	499	489
European & Russian Uncoated Papers	380	375	409
Brazilian Uncoated Papers	235	271	320
Indian Uncoated Papers	64	58	58
Uncoated Papers	1,145	1,203	1,276
Market Pulp (b)	417	413	464
Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	338	351	357
European Coated Paperboard	99	84	101
Asian Coated Paperboard	304	350	351
Consumer Packaging	741	785	809

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2015	December 31, 2014
Assets
Current Assets
Cash and Temporary Investments	$1,576	$1,881
Accounts and Notes Receivable, Net	3,074	3,083
Inventories	2,437	2,424
Deferred Income Tax Assets	333	331
Other	240	240
Total Current Assets	7,660	7,959
Plants, Properties and Equipment, Net	12,488	12,728
Forestlands	435	507
Investments	272	248
Financial Assets of Special Purpose Entities	2,150	2,145
Goodwill	3,677	3,773
Deferred Charges and Other Assets	1,285	1,324
Total Assets	$27,967	$28,684
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$664	$742
Accounts Payable and Accrued Liabilities	4,112	4,167
Total Current Liabilities	4,776	4,909
Long-Term Debt	8,461	8,631
Nonrecourse Financial Liabilities of Special Purpose Entities	2,052	2,050
Deferred Income Taxes	3,000	3,063
Pension Benefit Obligation	3,801	3,819
Postretirement and Postemployment Benefit Obligation	380	396
Other Liabilities	494	553
Equity
Invested Capital	310	706
Retained Earnings	4,548	4,409
Total Shareholders’ Equity	4,858	5,115
Noncontrolling interests	145	148
Total Equity	5,003	5,263
Total Liabilities and Equity	$27,967	$28,684

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net earnings (loss)	$311	$(99)
Depreciation, amortization and cost of timber harvested	323	352
Deferred income tax expense (benefit), net	(3)	(144)
Restructuring and other charges	—	517
Pension plan contributions	—	(58)
Equity (earnings) loss, net	(35)	33
Periodic pension expense, net	122	90
Other, net	76	6
Changes in current assets and liabilities
Accounts and notes receivable	(76)	(170)
Inventories	(81)	(3)
Accounts payable and accrued liabilities	(14)	(91)
Interest payable	19	37
Other	(4)	1
Cash Provided By (Used For) Operations	638	471
Investment Activities
Invested in capital projects	(319)	(277)
Proceeds from sale of fixed assets	9	—
Other	(67)	(93)
Cash Provided By (Used For) Investment Activities	(377)	(370)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(139)	(388)
Issuance of common stock	2	18
Issuance of debt	40	107
Reduction of debt	(280)	(163)
Change in book overdrafts	—	16
Dividends paid	(169)	(153)
Cash Provided By (Used for) Financing Activities	(546)	(563)
Effect of Exchange Rate Changes on Cash	(20)	1
Change in Cash and Temporary Investments	(305)	(461)
Cash and Temporary Investments
Beginning of the period	1,881	1,802
End of the period	$1,576	$1,341

INTERNATIONAL PAPER COMPANY
Reconciliation of Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31, 2015	Three Months Ended March, 2014
Cash provided by operations	$638	$471
Adjustments:
Cash invested in capital projects	(319)	(277)
Cash contribution to pension plan	—	58
Free Cash Flow	$319	$252